EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-63008, 333-38488, 333-38464, 333-53455, 333-29707, 333-03863, 333-03861, 333-03857, 333-03855, 333-110809) of Gensym Corporation of our report dated March 26, 2004 relating to the financial statements which appears in this Annual Report on Form 10-K.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

March 30, 2004